Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For release:	Immediately
Date:	September 10, 2012
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Announces Redemption of All Outstanding Depositary

Shares Representing Interests in its 6.45% Cumulative Preferred Shares, Series F

GLENDALE, California—Public Storage (NYSE:PSA) announced today that it is calling for redemption all outstanding depositary shares representing interests in its 6.45% Cumulative Preferred Shares, Series F (NYSE:PSAPrF) on October 15, 2012 at $25 per depositary share plus accrued dividends from October 1, 2012 through the date of redemption. The aggregate redemption amount, before payment of accrued dividends, to be paid to all holders of the depositary shares is $247,325,000.

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California. At June 30, 2012, the Company had interests in 2,068 self-storage facilities located in 38 states with approximately 132 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand. The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.2 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at August 31, 2012.

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